EXECUTION VERSION

EXHIBIT 10.5

PURCHASE AND SALE AGREEMENT

by and between

DUKE ENERGY NORTH AMERICA, LLC,

as Seller,

and

PNM RESOURCES, INC.,

PHELPS DODGE ENERGY SERVICES, LLC

and

TUCSON ELECTRIC POWER COMPANY,

as Purchasers

dated as of November 12, 2004

DEMING ENERGY FACILITY

Luna County, New Mexico

ARTICLE I
DEFINITIONS

1.1	Definitions	1
1.2	Construction	7

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale	7
2.2	Purchase Price	7
2.3	Closing	8
2.4	Closing Deliveries by Seller	8
2.5	Closing Deliveries by Purchasers	8
2.6	Allocation of Purchase Price	9

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

3.1	Organization, Standing and Power	9
3.2	Authority	9
3.3	No Conflicts	10
3.4	Capitalization	10
3.5	Legal Proceedings	10
3.6	Compliance with Laws and Orders	10
3.7	Brokers	10
3.8	Bankruptcy	10

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

4.1	Organization, Standing and Power	11
4.2	No Conflicts	11
4.3	Capitalization	11
4.4	Business	12
4.5	Subsidiaries	12
4.6	Legal Proceedings	12
4.7	Compliance with Laws and Orders	12
4.8	No Undisclosed Liabilities	12
4.9	Taxes	12
4.10	Investment Company Act	13
4.11	Contracts	13
4.12	Real Property	13
4.13	Personal Property	13
4.14	Permits	13
4.15	Environmental Matters	13
4.16	Employees	14
4.17	Brokers	14
4.18	Bankruptcy	14

(continued)

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

5.1	Organization, Standing and Power	15
5.2	Authority	15
5.3	No Conflicts	15
5.4	Legal Proceedings	16
5.5	Compliance with Laws and Orders	16
5.6	Brokers	16
5.7	Acquisition as Investment	16
5.8	Bankruptcy	16
5.9	No Knowledge of Seller's Breach	16

ARTICLE VI
COVENANTS

6.1	Construction Documents	17
6.2	Use of Certain Names	17
6.3	Excluded Items	17
6.4	Further Assurances	17
6.5	Accounting Settlement	18

ARTICLE VII
TAX MATTERS

7.1	Preparation and Filing of Tax Returns	18
7.2	Access to Information	20
7.3	Indemnification by Seller	20
7.4	Purchaser Tax Indemnification	21
7.5	Tax Indemnification Procedures	21
7.6	Conflict	22
7.7	Transfer Taxes	22
7.8	Termination of Project Bonds	22

ARTICLE VIII
INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND DISPUTE RESOLUTION

8.1	Indemnification	22
8.2	Limitations of Liability	23
8.3	Limited Claim Period	24
8.4	Waiver of Other Representations	24
8.5	Waiver of Remedies	24
8.6	Dispute Resolution	25
8.7	Procedure for Indemnification - Third-Party Claims	25

(continued)

ARTICLE IX
MISCELLANEOUS

9.1	Notices	26
9.2	Entire Agreement	28
9.3	Expenses	28
9.4	Public Announcements	28
9.5	Confidential Information	28
9.6	Disclosure	29
9.7	Waiver	29
9.8	Amendment	29
9.9	No Third Party Beneficiary	29
9.10	Assignment; Binding Effect	30
9.11	Headings	30
9.12	Invalid Provisions	30
9.13	Counterparts; Facsimile	30
9.14	Governing Law; Venue; and Jurisdiction	30
9.15	Attorneys' Fees	31

(continued)

SCHEDULES

Part 1.1(a)        -          Persons with Knowledge
Part 1.1(b)       -           Easements, Licenses and Rights-of-Way
Part 1.1(c)        -          Description of Permitted Liens
Part 1.1(d)       -           Description of Purchased Assets
Part 1.1(e)        -          Description of Power Plant Site
Part 1.1(f)        -           Description of Wellfield Sites
Part 2.6            -           Purchase Price Allocation Schedule
Part 4.9            -           Taxes
Part 4.11          -           Material Contracts
Part 4.5            -           Subsidiaries
Part 4.14(a)      -           Permits
Part 6.3            -           Excluded Items

PURCHASE AND SALE AGREEMENT

Deming Energy Facility

THIS PURCHASE AND SALE AGREEMENT dated as of November 12, 2004 is made and entered into by and between DUKE ENERGY NORTH AMERICA, LLC, a limited liability company formed under the Laws of the State of Delaware ("Seller"), and PNM RESOURCES, INC., a New Mexico corporation ("PNMR"), PHELPS DODGE ENERGY SERVICES, LLC, a Delaware limited liability company ("PDES"), and TUCSON ELECTRIC POWER COMPANY, an Arizona corporation ("TEP"; each of PNMR, PDES and TEP individually a "Purchaser," and collectively the "Purchasers").

RECITALS

A.        Seller is the sole member of, and owns 100% of the membership interests (the "Company Interests") of, Duke Energy Luna, LLC, a limited liability company formed under the Laws of the State of Delaware (the "Company").

B.         The Company owns a partially constructed approximately 570 MW (nominal) combined cycle natural gas-fired merchant power plant located in Luna County, New Mexico sometimes referred to as the Deming Energy Facility.

C.        Seller desires to sell to each Purchaser, and each Purchaser desires to purchase from Seller, 33-1/3% of the Company Interests on the terms and subject to the conditions set forth herein.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1              Definitions.  Capitalized terms used in this Agreement have the meanings given to them in this Section 1.1.

"1933 Act" has the meaning given to it in Section 5.7.

"Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

"Agreement" means this Purchase and Sale Agreement, as it may hereafter be amended in accordance with its terms.

"Assets" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, owned or leased by such Person.

"Business" means the development, construction, ownership, repair and maintenance of the Project as currently conducted by the Company.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York, the State of Arizona and the State of New Mexico are authorized or obligated to close.

"Charter Documents" means with respect to any Person, the articles of incorporation or organization and the by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of  such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

"Claim" means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration, whether or not ultimately determined to be valid.

"Closing" means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3.

"Closing Date" means the date on which Closing occurs.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning given to it in the recitals.

"Company Interests" has the meaning given to it in the recitals.

"Contract" means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written or oral and legally binding arrangement.

"DECT" means Duke Energy Capital of Texas, Inc., a Delaware corporation.

"Easements" means the easements, licenses and rights-of-way granted to the Company that are appurtenant to the Power Plant Site, as further described in Part 1.1(b) of the Schedules.

"Environmental Claim" means any claim, loss, cost, expense, liability, penalty or damage arising out of or related to any violation of Environmental Law.

"Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws (including Laws of the State of New Mexico) of any Governmental Authority having jurisdiction over the assets in question addressing pollution (including Hazardous Materials and Releases) or protection of the environment and cultural and historic resources, and all amendments to such Laws and all regulations implementing any of the foregoing.  The term "Environmental Law" does not include any changes in Laws occurring after the Closing Date.

"Excluded Items" has the meaning given to it in Section 6.3.

"GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

"Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city, tribal authority or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body.

"Hazardous Material" means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

"Indemnified Party" has the meaning given to it in Section 8.7(a).

"Indemnifying Party" has the meaning given to it in Section 8.7(a).

"Indenture" means that certain Indenture among City of Deming, New Mexico, DECT, and Wachovia Bank, National Association (f/k/a First Union National Bank) dated as of July 1, 2001.

"Knowledge" means the actual knowledge (as opposed to any constructive or imputed knowledge), (i) with respect to Seller, of the individuals listed on Section A of Part 1.1(a) of the Schedules, and (ii) with respect to Purchasers, of the individuals listed in Section B of Part 1.1(a) of the Schedules.

"Laws" means all laws, statutes, rules, regulations, opinions, orders, ordinances and other pronouncements or promulgations of any Governmental Authority having the effect of law or otherwise binding on a Person.

"Lien" means any mortgage, pledge, assessment, security interest, lien or other encumbrance of any kind.

"LLC Agreement" means the Limited Liability Company Agreement of the Company dated May 9, 2000, as the same may be amended from time to time.

"Loss" means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses are not compensated by receipt of payment from some third party or by the proceeds of insurance or otherwise recovered from third parties and are net of any associated benefits arising in connection with such loss, including any associated Tax benefits.

"Material Contract" or "Material Contracts" has the meaning given to it in Section 4.11.

"Non-Company Affiliate" means any Affiliate of Seller, except for the Company.

"Parties" means each Purchaser and Seller.

"Permits" means all licenses, permits, certificates of authority, authorizations, approvals, acceptances for filing, registrations, franchises and similar consents granted by a Governmental Authority.

"Permitted Lien" means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings; (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by Seller or the Company; (c) all matters that are disclosed in the title policies insuring the Power Plant Site or the Wellfield Sites or that would be revealed by a current survey; (d) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, reasonably be expected to result in a cost to remedy that exceeds the amount of $500,000; (e) zoning, planning, and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Real Property, and all matters of record; and  (f) the matters identified in Part 1.1(c) of the Schedules.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

"Post-Closing Tax Period" means any taxable period beginning after the Closing or with respect to any taxable period that begins on or before the Closing and ends after the Closing, the portion of such taxable period after the Closing.

"Power Plant Site" means the real property located in Luna County, New Mexico, approximately two miles northwest of Deming, New Mexico, as further described in Part 1.1(e) of the Schedules.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing or with respect to any taxable period that begins on or before the Closing and ends after the Closing, the portion of such taxable period ending on the Closing.

"Project" means a nominally rated approximately 570 megawatt natural gas-fired combined cycle electric generating plant located on the Real Property, as conceived, designed, engineered and partially constructed by the Company as of the Closing Date and generally described in Part 1.1(d)  of the Schedules, and more particularly described in the specifications set forth as Part A of Exhibit B to the terminated construction contract between the Company and Duke/Fluor Daniel, entitled "Scope of Work," true and complete copies of which specifications have been delivered to Purchasers.

"Project Bonds" means those certain City of Deming, New Mexico Taxable Industrial Revenue Bonds (Duke Energy Luna, LLC Project) Series 2001, issued by the City of Deming pursuant to a Bond Purchase Agreement, dated as of July 1, 2001, among the City of Deming, the Company, and DECT and related documents, including the Indenture.

"Purchase Price" has the meaning given to it in Section 2.2.

"Purchase Price Allocation Schedule" has the meaning given to it in Section 2.6.

"Purchased Assets" means the Assets of the Company generally described in Part 1.1(d) of the Schedules.

"Purchaser" or "Purchasers" has the meaning given to it in the introduction to this Agreement.

"Purchaser Deductible Amount" has the meaning given to it in Section 8.2(c).

"Purchaser Related Persons" has the meaning given to it in Section 8.1(a).

"Real Property" means the Power Plant Site, the Wellfield Sites and the Easements.

"Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited, or otherwise requiring removal or remediation, under applicable Environmental Laws.

"Representatives" means, as to any Person, its officers, directors, employees, agents, counsel, accountants, financial advisers or consultants.

"Schedules" means the disclosure schedules prepared by Seller or Purchasers, as applicable, and attached to this Agreement.

"Seller" has the meaning given to it in the introduction to this Agreement.

"Seller Deductible Amount" has the meaning given to it in Section 8.2(b).

"Seller Group" means the affiliated group of corporations of which Seller is the common parent, which join in the filing of a consolidated federal income tax return (and any similar group under state law).

"Seller Marks" has the meaning given to it in Section 6.2.

"Seller Related Persons" has the meaning given to it in Section 8.1(b).

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person is able to meet its obligations as those obligations mature, and (c) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts and compensating, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Taxing Authority or payment made in lieu thereof, including any interest, penalty or addition thereto.

"Tax Indemnified Claim" has the meaning given to it in Section 7.5.

"Tax Indemnified Party" has the meaning given to it in Section 7.5.

"Tax Indemnifying Party" has the meaning given to it in Section 7.5.

"Tax Items" has the meaning given to it in Section 7.1(a).

"Tax Return" means any return, declaration, report, exhibits, schedules, information return or statement and other documentation (including any additional or supporting material, attachment, amendment or supplement thereto) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended return or claim for refund.

"Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"Transfer Taxes" means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges, including any interest, penalty or addition thereto, and excluding ad valorem or property Taxes or Taxes in lieu of the same.

"Wellfield Sites" means the real property described on Part 1.1(f) of the Schedules.

1.2              Construction.

(a)                All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  Any inconsistencies between the body of this Agreement and the schedules and exhibits attached hereto shall be resolved in favor of the body of this Agreement.

(b)               If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words "includes" or "including" shall mean "including without limitation," the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

(c)                Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)               All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)                Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1              Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, and by execution and delivery of the Assignments of Limited Liability Company Membership Interests simultaneously herewith, each Purchaser hereby purchases from Seller, and Seller hereby sells to each Purchaser, thirty three and one-third percent (33-1/3%) of the Company Interests, free and clear of all Liens.

2.2              Purchase Price.  Each Purchaser hereby pays, or causes to be paid, to Seller, in cash, the sum of $13,333,333.33 in consideration of its respective 33-1/3% Company Interest being purchased, for an aggregate purchase price of $40,000,000.00 (the "Purchase Price") for all of the Company Interests.

2.3              Closing.  The Closing is occurring at the offices of Keleher & McLeod, P.A., Albuquerque, New Mexico at 10:00 A.M. local time on November 12, 2004. The Closing shall be effective as of 12:01 a.m. on the Closing Date, and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at such time.

2.4              Closing Deliveries by Seller.  Seller is delivering, or is causing to be delivered, to Purchasers the following:

(a)                one or more Assignments of Limited Liability Company Membership Interests evidencing the assignment and transfer of 33-1/3% of the Company Interests and all rights of Seller under the LLC Agreement to each Purchaser;

(b)                copies of release and cancellation instruments, evidencing the cancellation of the Project Bonds and the release of the Company from the Indenture and any liabilities associated therewith;

(c)                copies of termination documentation evidencing the termination of the Lease Agreement, dated as of July 1, 2001, between the City of Deming and the Company, together with appropriate reconveyance instruments evidencing the reconveyance of title to the Project from the City of Deming to the Company, and any other related documents;

(d)               a Transition Consulting Services Agreement;

(e)                a certificate of an officer of Seller, dated as of the Closing Date, setting forth and attesting to (i) the resolutions of the board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (ii) the incumbency and signature of the officer of Seller executing this Agreement;

(f)                 a complete copy of the Company's articles of organization and all amendments thereto, certified by the Secretary of State of Delaware as of a date no earlier than 10 Business Days prior to the Closing Date and a complete copy of the LLC Agreement and all amendments thereto, certified by an officer of Seller;

(g)                certificates from appropriate authorities, dated no earlier than 10 Business Days prior to the Closing Date, as to the good standing and legal existence of the Company in the State of Delaware and as to the good standing and qualification to do business by the Company in the State of New Mexico;

(h)                the resignations of the managers and officers of the Company; and

(i)                  one or more opinions of legal counsel to Seller as to certain customary matters, collectively in form and substance reasonably satisfactory to Purchasers.

2.5              Closing Deliveries by Purchasers.  Each Purchaser is delivering, or is causing to be delivered, to Seller the following:

(a)                One or more wire transfers of immediately available funds (to such account as Seller shall have specified to Purchasers prior to the Closing Date) in an aggregate amount equal to such Purchaser's 33-1/3% share of the Purchase Price;

(b)               a Transition Consulting Services Agreement;

(c)               copies of all documents or instruments effecting the full and unconditional release of Duke Capital LLC under that certain Guaranty to the Benefit of General Electric International, Inc. dated December 9, 2002;

(d)               the certificate of an officer of such Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, setting forth and attesting to (i) the resolutions of the board of directors or other requisite authority of such Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) the incumbency and signature of each officer of such Purchaser executing this Agreement; and

(e)               one or more opinions of legal counsel to each Purchaser as to certain customary matters, collectively in form and substance reasonably satisfactory to Seller.

2.6              Allocation of Purchase Price.  Seller and Purchasers agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation schedule (the "Purchase Price Allocation Schedule") set forth on Part 2.6 of the Schedules.  Seller and Purchasers shall prepare mutually acceptable and substantially identical IRS Form 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Purchase Price Allocation Schedule which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities. Seller and each Purchaser agree to provide the other promptly with any other information required to complete Form 8594.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Purchasers that, except as disclosed in the Schedules:

3.1              Organization, Standing and Power.  Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2              Authority.  Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary company action.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3              No Conflicts.  The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement will not:

(a)                conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

(b)               violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material contract to which Seller is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which are not, individually, or in the aggregate, reasonably expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby; and

(c)                (i) conflict with, violate or breach any material term or provision of any Law or writ, judgment, order or decree applicable to Seller or any of its material Assets or (ii) require the consent, approval or authorization of, or notice to or filing with, any Governmental Authority under any applicable Law.

3.4              Capitalization

(a)                Seller owns 100% of the Company Interests.

(b)               Seller is not a party to any written or oral agreement, and has not granted to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase or acquisition from Seller of any of the Company Interests.

(c)                Seller owns and holds of record and is the beneficial owner of the Company Interests free and clear of all Liens and, without limiting the generality of the foregoing, none of the Company Interests are subject to any voting trust, shareholder agreement or voting agreement.

3.5              Legal Proceedings.  There are no actions or proceedings (including orders, judgments and writs) outstanding or pending in any court, regulatory body, Governmental Authority or, to the Seller's Knowledge, threatened by or against Seller which would be reasonably expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

3.6              Compliance with Laws and Orders.  Seller is not in violation of or in default under any Law or order applicable to Seller or its Assets the effect of which, individually or in the aggregate, could reasonably be expected to materially impair Seller's ability to perform its obligations hereunder.

3.7              Brokers.  Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Purchaser could become liable or obligated.

3.8              Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against, Seller.  After giving effect to the obligations (including contingent obligations) hereunder and assuming the accuracy of the Purchasers' representations, warranties, covenants and agreements herein, the Seller is Solvent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller hereby represents and warrants to Purchasers that, except as disclosed in the Schedules:

4.1              Organization, Standing and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct the Business.  The Company is duly qualified or licensed to do business in the State of New Mexico and in each jurisdiction in which the Business makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a material adverse effect on the Purchased Assets, the Business or the Company.  Seller has made available to Purchaser true, correct and complete copies of the Charter Documents of the Company.

4.2              No Conflicts.  The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of the Company;

(b)               (i) conflict with or result in a violation or breach, in any material respect, of any term or provision of any Law or writ, judgment, order or decree applicable to the Company or any of its Assets or (ii) require the consent, approval or authorization of, or notice to or filing with, any Governmental Authority under any applicable Law; and

(c)                be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract, or in the creation of a Lien or other encumbrance whatsoever on the Company Interests or the Purchased Assets, except for any such violations and defaults (or rights of termination, cancellation or acceleration) and Liens which would not, individually or in the aggregate, reasonably be expected to result in a cost to remedy that exceeds the amount of $100,000.

4.3              Capitalization.

(a)                The Company Interests represent all of the membership interests in the Company.

(b)               All of the Company Interests have been duly authorized and validly issued and are fully paid and non-assessable, to the extent such terms are applicable.

(c)                The Company is not a party to any written or oral agreement, and has not granted any option or any right or privilege capable of becoming an agreement or option for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Company.

4.4              Business.  The Business is the only business operation that has been and is carried on by the Company.

4.5              Subsidiaries.  Except as described in Part 4.5 of the Schedules, the Company has not had any subsidiaries or otherwise owned equity interests in any Person. The Company does not now have any subsidiaries or otherwise own equity interests in any Person.

4.6              Legal Proceedings.  There are no actions or proceedings (including orders, judgments and writs) outstanding or pending in any court, regulatory body, Governmental Authority or, to the Seller's Knowledge, threatened by or against the Company.

4.7              Compliance with Laws and Orders.  To the Seller's Knowledge, the Company is, and has been at all times since the date of its formation, in compliance in all material respects with all Laws and orders applicable to it; provided that this Section 4.7 provides no representation or warranty regarding Environmental Laws, which are exclusively addressed by Sections 4.14 and 4.15.

4.8              No Undisclosed Liabilities.  Except as will be repaid or extinguished on or prior to Closing pursuant to Sections 2.4(b) and (c), there are no liabilities individually or in the aggregate that would be reasonably expected to result in the Company incurring a payment obligation or other liability in excess of $100,000, but excluding (i) liabilities under the Contracts disclosed to Purchaser, (ii) liabilities under this Agreement, and (iii) liabilities under the Company's unexpired Permits listed on Part 4.14 of the Schedules.

4.9              Taxes.  Except as set forth on Part 4.9 of the Schedules:

(a)        All material Tax Returns that are required to be filed on or before the Closing Date by the Company have been duly and timely filed, and all Taxes that are owed on or before the Closing Date by the Company have been timely paid in full;

(b)        All withholding Tax requirements imposed on the Company have been satisfied in full in all material respects, except for amounts that are being contested in good faith;

(c)        The Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to any material Tax assessment or deficiency;

(d)        There are no pending or active material audits or, to the Seller's Knowledge, threatened material audits or proposed deficiencies or other claims for unpaid Taxes of the Company; and

(e)        The Company has not elected under Treasury Regulation Section 301.7701-3 to be classified as a corporation for federal income tax purposes and is instead classified as a disregarded entity for such purposes; and

                                (f)         The Company is not a party to or otherwise liable under any Tax sharing agreement or similar arrangement (including any indemnity arrangement).

4.10          Investment Company Act.  The Company is not an "investment company," a company "controlled" by an "investment company" or an "investment advisor" within the meaning of the Investment Company Act of 1940.

4.11          Contracts.

(a)                Excluding any agreements entered into in the ordinary course of business and as would not reasonably be expected to result in a payment or a series of payments by the Company exceeding $50,000 in the aggregate in any 12-month period, Part 4.11 of the Schedules sets forth a list of all Contracts to which the Company is a party or by which its Assets may be bound (collectively, "Material Contracts" and individually a "Material Contract").

(b)               Seller has provided Purchaser with, or access to, true and complete copies of all Material Contracts.

(c)                Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company and, to the Seller's Knowledge, the other parties thereto.

(d)               The Company is not in breach or default in any material respect under any Material Contract, the Company has not received notice by any party of its intent to breach or default under any Material Contract and, to the Seller's Knowledge, no other party to any of the Material Contracts is in breach or default in any material respect thereunder.

4.12          Real Property.  The Company has good and valid fee title to the Power Plant Site and the Wellfield Sites, in each case free and clear of all Liens other than Permitted Liens.  The Company holds good and valid title to the Easements, free and clear of all Liens other than Permitted Liens.

4.13          Personal Property.  The Company owns and has good title to all of the tangible and intangible personal property constituting part of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

4.14          Permits.

(a)                Part 4.14(a) of the Schedules sets forth all material, expired and unexpired Permits acquired or held by or in the name of the Company in connection with the ownership, construction, operation, maintenance or use of the Project, true and complete copies of which have been delivered to Purchasers.

(b)               Seller is in substantial compliance with each unexpired Permit, each unexpired Permit is valid and in full force and effect, and the Company has not received any written notification from any Governmental Authority alleging that it is in material violation of any unexpired Permits.

4.15          Environmental Matters.

(a)                Seller has made available to Purchasers, on a confidential basis, true and complete copies of all material environmental site assessment reports, studies and related documents in the possession of Seller or the Company that relate to environmental matters in connection with the Project or the Real Property.

(b)               To Seller's Knowledge and except as disclosed in the reports referred to in Section 4.15(a) above:

(i)                  the Company has not been served with notice of any Environmental Claims, actions, proceedings or investigations and no Environmental Claims are threatened against the Company before any Governmental Authority under any Environmental Laws;

(ii)                from the time that the Company acquired or otherwise took control of the Real Property, there has been no event or occurrence at the Project or with respect to the Real Property that has resulted in a material violation of any Environmental Law;

(iii)               the Company has been in compliance in all material respects with Environmental Laws; and

(iv)              from the time the Company acquired or otherwise took control of the Real Property, there has been no Release of any Hazardous Material on, at or under the Real Property or at or from the Project that would result in a material Environmental Claim.

(c)                Seller makes no representation or warranty regarding any environmental matters except as expressly set forth in Sections 4.14 and 4.15.

4.16          Employees.  The Company does not have and never has had any employees, and no individuals are or ever have been employed by any Affiliate of the Company solely to work on matters relating to the Project (other than with regard to supervision of Project construction, preparation for operation and subsequent maintenance of laid-up equipment).  No claim is pending, or to Seller's Knowledge threatened, in which any individual or Governmental Authority asserts, or in the case of any threatened claim, may assert, that any individual is or was an employee of the Company or employed by any Affiliate of the Company in respect of the Project (other than with regard to supervision of Project construction preparation for operation and subsequent maintenance of laid-up equipment).  Neither Company, any Purchaser nor any of their respective Affiliates have incurred or will incur any liability under or otherwise in respect of any employee compensation or benefit plan, program, agreement or arrangement (including any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended)) established or maintained by Seller or any other entity that together with Seller is or ever was deemed a single employer in accordance with Section 414 of the Code.

4.17          Brokers.  The Company has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.18          Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, for itself but not for the other Purchasers, hereby represents and warrants to Seller as follows:

5.1              Organization, Standing and Power.  TEP represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  PDES represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  PNMR represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Each Purchaser represents and warrants that it is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on such Purchaser's ability to perform its obligations hereunder.

5.2              Authority.  The execution and delivery by such Purchaser of this Agreement and the performance by such Purchaser of its obligations hereunder have been duly and validly authorized by all requisite corporate or company action on behalf of such Purchaser.  This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3              No Conflicts.  The execution and delivery by such Purchaser of this Agreement, the performance by such Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a)                conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;

(b)               be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material contract to which such Purchaser is a party or by which any of its Assets may be bound except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Purchaser's ability to consummate the transactions contemplated hereby; or

(c)                (i) conflict with or result in a violation or breach, in any material respect, of any term or provision of any Law or writ, judgment, order or decree applicable to such Purchaser or any of its Assets or (ii) require the consent, approval or authorization of, or notice to or filing with, any Governmental Authority under any applicable Law.

5.4              Legal Proceedings.  Such Purchaser has not been served with notice of any Claim, and to such Purchaser's knowledge, none is threatened, against such Purchaser which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5              Compliance with Laws and Orders.  Such Purchaser is not in violation of or in default under any Law or order applicable to such Purchaser or its Assets the effect of which, individually or in the aggregate, could reasonably be expected to materially impair such Purchaser's ability to perform its obligations hereunder.

5.6              Brokers.  Such Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5.7              Acquisition as Investment.  Such Purchaser is acquiring its share of the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute such Company Interests to any other Person.  Such Purchaser has made, independently and without reliance on Seller (except for such Purchaser's reliance on the representations and warranties of Seller expressly set forth in this Agreement) its own analysis of the Company Interests, the Company and the Purchased Assets for the purpose of acquiring the Company Interests and such Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  Such Purchaser acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933 as amended, (the "1933 Act") and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act.  Such Purchaser is an "accredited investor" as defined under Rule 501 promulgated under the 1933 Act.

5.8              Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of such Purchaser, threatened against, such Purchaser.  After giving effect to the obligations (including contingent obligations) hereunder and assuming the accuracy of the Seller's representations, warranties, covenants and agreements herein, such Purchaser is Solvent.

5.9              No Knowledge of Seller's Breach.  Such Purchaser does not have Knowledge of any breach by Seller of any of the representations and warranties of Seller or the Company contained herein.

ARTICLE VI
COVENANTS

The Parties hereby covenant and agree as follows:

6.1              Construction Documents.  Within 30 days following Closing, Seller shall deliver, or shall cause to be delivered, to Purchasers, to the extent not already provided to Purchasers, all construction drawings and construction documents (including studies) in the possession or control, on the Closing Date, of Seller or Company that were prepared for the construction, operation and maintenance of the Project (other than those documents withheld by Duke/Fluor Daniel or Fluor Daniel falling within the category of trade secrets as described in Part 6.3 of the Schedules).  Notwithstanding the foregoing, the Purchasers agree that the applicable drawings and documents located at Fluor Daniel's offices shall be deemed to have been delivered to Purchasers in situ.

6.2              Use of Certain Names.  Within 30 days following Closing or, if later, within 30 days following the date that Sellers deliver the materials referred to in Section 6.1 to Purchasers, each Purchaser shall cause the Company to cease using the words "DENA," "Duke" and "Duke Energy" or any word or expression similar thereto or constituting an abbreviation or extension thereof (the "Seller Marks"), including eliminating such words from the Real Property and disposing of any unused stationery and literature of the Company bearing such words, and thereafter, no Purchaser, the Company, nor their respective Affiliates shall use any logos, trademarks, trade names, patents or other intellectual property rights belonging to Seller or any Affiliate thereof, and each Purchaser acknowledges that it has no rights whatsoever to use such intellectual property.  Notwithstanding the foregoing:

(a)                Purchasers are deemed to have "removed" Seller Marks on construction, training and operational material and manuals if they place a conspicuous, permanent notice on, at a minimum, the front cover and title page of the material or manuals, clearly indicating that the Company is no longer an Affiliate of Seller or any of its Affiliates; and

(b)               Within 10 Business Days after the Closing Date, Purchasers shall cause the Company to change its name to a name that does not contain "Duke Energy" or any of the other Seller Marks; provided, however, that if Purchasers have, within such 10-day period, undertaken to dissolve the Company and are in the process of winding up the affairs of the Company consistent with applicable Laws, Purchasers shall not be required to change the name of the Company.

6.3              Excluded Items.  Notwithstanding anything in this Agreement to the contrary, each Purchaser acknowledges and agrees that the Company does not have title to (or, in the case of the property identified in item (z) of Part 6.3 of the Schedules, may not have title to) those Assets described on Part 6.3 of the Schedules (the "Excluded Items").

6.4              Further Assurances.  Subject to the terms and conditions of this Agreement, at any time, or from time to time, after the Closing, at a Party's request and without further consideration, the other Party or Parties, as the case may be, shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.5              Accounting Settlement.  Prior to the Closing, Seller shall have caused all accounts receivable and all accounts payable, trade payables and other indebtedness of the Company to be transferred to Seller or a Non-Company Affiliate.  After the Closing, invoices for goods purchased, or services performed, prior to the Closing Date will be for the account of Seller and invoices for goods purchased, or services performed, on and after the Closing Date shall be for the account of Purchasers.  Purchasers shall have all responsibility and liability for Company's performance of its obligations and commitments arising after Closing.  After the Closing, Purchasers shall promptly remit to Seller any invoices for which Seller is responsible pursuant to this Section 6.5, and Seller shall promptly pay them.  After the Closing, Seller shall promptly remit to Purchasers any invoices for which Purchasers are responsible pursuant to this Section 6.5, and Purchasers shall promptly pay their pro rata share of them.

ARTICLE VII
TAX MATTERS

7.1              Preparation and Filing of Tax Returns.

(a)                Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group for all periods ending on or before the Closing Date, all items of income, gain, loss, deduction or credit ("Tax Items") of the Company that are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.  The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(b)               Seller shall prepare or cause to be prepared all Tax Returns of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date and are not described in paragraph (a) above.  Seller shall deliver a copy of each such Tax Return to Purchasers at least 15 days prior to the due date (including extensions) for filing such Tax Return.  Seller shall permit Purchasers to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Purchasers.  Purchasers and Seller shall work in good faith to agree upon the manner in which such Tax Return is prepared (including the treatment of any Tax Items on such Tax Return) and, failing such agreement, shall resolve the matter in a manner consistent with the dispute resolution procedures described in Section 8.6.  Not later than five days prior to the due date (including extensions) for filing such Tax Return, Seller shall deliver to Purchasers the amount of the Taxes shown to be due on such Tax Return.  Upon receipt thereof, Purchasers shall cause the Company to timely file such Tax Return and pay all Taxes due with respect to such Tax Return.

(c)                With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company, Purchasers shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior years, except as otherwise required by Law or fact, shall cause to be included in such Tax Return all Tax Items required to be included therein, and at least 15 days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller.  Purchasers shall permit Seller to review and comment on such Tax Return and shall make such revisions to such Tax Return as reasonably requested by Seller.  Purchasers and Seller shall work in good faith to agree upon the manner in which such Tax Return is prepared (including the treatment of any Tax Items on such Tax Return) and the Taxes attributable to the Pre-Closing Tax Period and, failing such agreement, shall resolve the matter in a manner consistent with the dispute resolution procedures described in Section 8.6.  Not later than five days prior to the due date (including extensions) for filing such Tax Return, Seller shall deliver to Purchasers the amount of Taxes shown to be due on such Tax Return that are attributable to the Pre-Closing Tax Period.  Upon receipt thereof, Purchasers shall cause the Company to timely file such Tax Return and pay all Taxes due with respect to such Tax Return.

(d)               To the extent permitted by Law or administrative practice, (i) the taxable year of the Company that includes the Closing Date shall be treated as closing at the time of the Closing, and (ii) all transactions occurring on the Closing Date but after the Closing occurs, shall be reported on the Tax Returns of each Purchaser or its Affiliates in a manner similar to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

(e)                For purposes of determining the Taxes attributable to a Pre-Closing Tax Period:  (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), such Taxes shall be deemed equal to the amount which would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(f)                 If after the Closing Date any Purchaser or the Company receives a refund or utilizes a credit of any Tax for or on behalf of the Company attributable to a Pre-Closing Tax Period, such Purchaser shall pay to Seller within ten Business Days after such receipt or utilization an amount equal to such refund received or credit utilized (or so much of such refund or credit as relates to the portion of the taxable period ending on or before Closing Date), together with any interest received or credited thereon.  Such Purchaser shall, and shall cause the Company to, take such action to obtain a refund or credit attributable to a Pre-Closing Tax Period or to mitigate, reduce or eliminate any Taxes that could be imposed for a Pre-Closing Tax Period (including with respect to the transactions contemplated hereby) as is reasonably requested by Seller.

(g)                If after the Closing Date Seller receives a refund or utilizes a credit of any Tax attributable to a Post-Closing Tax Period of the Company, Seller shall pay to Purchasers (in accordance with their respective interests) within ten Business Days after such receipt or utilization an amount equal to such refund received or credit utilized (or so much of such refund or credit as relates to the portion of the taxable period after the Closing Date), together with any interest received or credited thereon.  Seller shall take such action to obtain a refund or credit attributable to a Post-Closing Tax Period or to mitigate, reduce or eliminate any Taxes that could be imposed for a Post-Closing Tax Period as is reasonably requested by Purchasers; provided, however, that Seller shall have no obligation to take any action that would amend or otherwise affect any consolidated, combined or unitary Tax Return that includes a Pre-Closing Tax Period.

7.2              Access to Information.

(a)                After the Closing Date, Seller and Purchasers shall grant each other (or their respective designees), and Purchasers shall cause the Company to grant to Seller (or its designees), access at all reasonable times to all of the information, books and records relating to the Company in its possession (including work papers and correspondence with taxing authorities), and shall afford such Party the right (at such Party's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit preparation of Tax Returns, to defend charges by or conduct negotiations with Taxing Authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)               Each Purchaser and Seller will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

7.3              Indemnification by Seller.

(a)                Seller hereby agrees to protect, defend, indemnify, and hold harmless each Purchaser and the Company from and against, and agrees to pay (i) any Taxes of the Company attributable to a Pre-Closing Tax Period, net of any Tax benefit actually realized or to be realized by such Purchaser, the Company, or their respective Affiliates with respect to such Taxes, (ii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state or local Laws, and (iii) any liability arising from a breach by Seller of its covenants set forth in this Article VII.  The Parties hereby expressly agree and acknowledge that Taxes of the Company attributable to a Pre-Closing Tax Period shall include, without limitation, any gross receipts or compensating tax, sales, use, privilege, or similar taxes or payments in lieu of taxes imposed on, in connection with, or with respect to (v) the purchase or use of any equipment or other tangible personal property installed in or at the Project during a Pre-Closing Tax Period, or (w) the purchase and sale of any services provided to or in connection with the construction of, or the installation of equipment in or at, the Project during a Pre-Closing Tax Period.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for and shall not indemnify any Purchaser or the Company against any liability for (x) any Transfer Taxes (other than such Taxes as may be payable by Seller pursuant to the first two sentences of this Section 7.3(a)), (y) any Taxes resulting from the termination of the Project Bonds or (z) any Taxes resulting from transactions which occur or actions taken by such Purchaser, the Company or any of their Affiliates at or after the Closing and that are not contemplated by this Agreement.

(b)               Notwithstanding anything to the contrary contained in this Agreement, no claim for Taxes shall be permitted under this Section 7.3 unless such claim is first made not later than 30 days after the expiration of the applicable statute of limitations (including extensions) with respect to such Taxes.

7.4              Purchaser Tax Indemnification.  Purchasers agree, jointly and severally, to protect, defend, indemnify and hold harmless Seller from and against, and agree to pay (a) any Taxes of the Company attributable to the time period after the Closing, (b) any Transfer Taxes (other than such Taxes as may be payable by Seller pursuant to the first two sentences of Section 7.3(a)), (c) any Taxes resulting from the termination of the Project Bonds (d) any Taxes resulting from transactions or actions taken by Purchasers, the Company or any of their Affiliates at or after the Closing and that are not contemplated by this Agreement, or (e) any liability arising from a breach by Purchasers of their covenants set forth in this Article VII.

7.5              Tax Indemnification Procedures.  If a claim shall be made by any Taxing Authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the "Tax Indemnified Claim" and the "Tax Indemnified Party", respectively), the Tax Indemnified Party shall promptly notify the Party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact.

(a)                The Tax Indemnifying Party shall have the right, at its sole cost, to control the defense, prosecution, settlement or compromise of the Tax Indemnified Claim, and the Tax Indemnified Party shall take such action in connection with contesting a Tax Indemnified Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that the Tax Indemnifying Party shall have agreed in writing to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements.  The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by this Section 7.5(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

(b)               Subject to the provisions of this Section 7.5, the Tax Indemnified Party shall only enter into a settlement of such contest with the applicable Taxing Authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.

(c)                If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Section 7.5, the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Taxing Authority and any recovery of legal fees from such Taxing Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax in the year of recovery without regard to any other Tax Items).

(d)               The Parties agree that any payments made pursuant to this Section 7.5 shall be treated as an adjustment to the Purchase Price.

7.6              Conflict.  In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, this Article VII shall control.

7.7              Transfer Taxes.  Purchasers shall be responsible for and shall pay promptly when due all Transfer Taxes (other than such Taxes as may be payable by Seller pursuant to the first two sentences of Section 7.3(a)), resulting from the transactions contemplated by this Agreement.

7.8              Termination of Project Bonds.  Purchasers shall be responsible for and shall pay promptly any Taxes arising from Seller's termination of the Project Bonds prior to Closing.

ARTICLE VIII
INDEMNIFICATION, LIMITATIONS OF LIABILITY,
WAIVERS AND DISPUTE RESOLUTION

8.1              Indemnification.

(a)                Subject to the limitations set forth elsewhere in this Article VIII, Seller agrees to indemnify, defend and hold harmless each Purchaser, each of their respective Affiliates and Representatives and the Company (collectively, the "Purchaser Related Persons"), from and against any and all Losses incurred by any Purchaser Related Person resulting from or relating to any of the following:

(i)                  Any breach of a representation or warranty made by Seller in this Agreement; and

(ii)                The breach by Seller of, or default in the performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

(b)               Subject to the limitations set forth elsewhere in this Article VIII, Purchasers, jointly and severally, hereby agree to indemnify, defend and hold harmless Seller and Seller's Affiliates and Representatives (collectively, the "Seller Related Persons") from and against any and all Losses incurred by any Seller Related Person resulting from or relating to any of the following:

(i)                  Any breach of a representation or warranty made by any Purchaser in this Agreement; and

(ii)                The breach by any Purchaser of, or default in the performance by any Purchaser of, any covenant, agreement or obligation to be performed by any Purchaser pursuant to this Agreement.

(c)                Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates have any liability for, or be subject to damages relating to, any breach of a representation, warranty or covenant by Seller of which a Purchaser had Knowledge prior to the Closing Date.

8.2              Limitations of Liability.  Notwithstanding anything to the contrary in this Agreement:

(a)                if a non-breaching Party fails to provide written notice to a breaching Party of an alleged breach of a representation or warranty in Articles III, IV or V within the time periods specified in Section 8.3, which notice specifies in reasonable detail the factual basis of the alleged breach, such alleged breach shall be deemed, for all purposes, not to be a breach of such representation or warranty;

(b)               Seller shall not have any liability to Purchasers for breaches of representations and warranties in this Agreement until the aggregate amount of all Losses incurred by Purchasers equals or exceeds $10,000,000 in the case of Losses for claims arising under Section 4.15 or $750,000, in the case of all other Losses (in each such case, the "Seller Deductible Amount"), in which event Seller shall be liable for Losses only to the extent there are Losses in excess of the Seller Deductible Amount;

(c)                Purchasers shall not have any liability to Seller for breaches of representations and warranties in this Agreement until the aggregate amount of all Losses incurred by Seller equals or exceeds $750,000 (the "Purchaser Deductible Amount"), in which event Purchasers shall be liable for Losses only to the extent there are Losses in excess of the Purchaser Deductible Amount;

(d)               in no event shall the aggregate liability of Seller or Purchasers, as the case may be, arising out of or relating to this Agreement, whether relating to breach of representation and warranty, covenant, agreement or obligation (other than Purchasers' obligation to pay the Purchase Price, which shall be limited to the Purchase Price), whether based on contract, tort, other Laws or otherwise, exceed 75% of the Purchase Price;

(e)                The Parties shall have a duty to undertake commercially reasonable efforts to mitigate any Loss as to which an indemnity obligation applies hereunder;

(f)                 Seller shall have no obligation to indemnify any Purchaser for any Losses occurring after Closing that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or that represent the cost of repairs or replacements exceeding the lowest reasonable cost of repair or replacement;

(g)                Seller's liability for and Purchasers' sole and exclusive remedies for any breach of Seller's representations and warranties set forth in Section 4.9 (Taxes) and any breach of Seller's covenants set forth in Article VII shall be solely as provided for in Article VII; and

(h)                Purchasers' liability for and Seller's sole and exclusive remedies for any breach of Purchasers' covenants set forth in Article VII shall be solely as provided for in Article VII.

8.3              Limited Claim Period.  No Party shall make or bring any claim for indemnification relating to or pursuant to the representations and warranties contained in Articles III, IV and V subsequent to the date that is 18 months after the Closing Date.

8.4              Waiver of Other Representations.

(a)                NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT COMPANY INTERESTS, THE COMPANY OR ANY OF THE PURCHASED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLES III AND IV.

(b)               EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER'S INTERESTS IN THE COMPANY AND THE PURCHASED ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE SUBJECT COMPANY INTERESTS "AS IS, WHERE IS, WITH ALL FAULTS," AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.

8.5              Waiver of Remedies.

(a)                The Parties hereby agree to limit their recourse for all matters, and not make any Claim for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, except for claims for indemnification for breach of the representations, warranties, covenants, indemnities, agreements and obligations set forth in this Agreement and proceedings to enforce such claims in compliance with Sections 8.6 and 8.7.

(b)               NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE OTHER PARTY OR PARTIES.

(c)                Notwithstanding anything to the contrary contained in this Agreement, no Seller Related Person shall have any personal liability to any Purchaser or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein and no Purchaser Related Person shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant or agreement of any Purchaser contained herein.

8.6              Dispute Resolution.  Any dispute or claim arising under this Agreement that is not resolved in the ordinary course of business shall be referred to a senior executive (President or a Vice President) of each Purchaser and Seller, with authority to decide or resolve the matter in dispute, for review and resolution.  Such senior executives shall meet and in good faith attempt to resolve the dispute within thirty (30) days.  If the Parties are unable to resolve a dispute pursuant to this Section 8.6, any Party may enforce its rights at law or in equity subject to the provisions of this Agreement.

8.7              Procedure for Indemnification - Third-Party Claims.

(a)                If any Party shall claim indemnification hereunder arising from any Claim of a third party, the Party seeking indemnification (the "Indemnified Party") shall notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail.  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b)               If any proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to this Section 8.7, the Indemnifying Party shall, unless the Claim involves Taxes, be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Indemnifying Party notifies the Indemnified Party in writing that, with respect to such Claim, the Indemnifying Party will indemnify the Indemnified Party for any Loss that results from the disposition of such Claim, (ii) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (iii) the Indemnifying Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iv) the Indemnifying Party has determined in good faith that joint representation would not be inappropriate because of a conflict in interest if the Indemnifying Party is a party to the proceeding.  The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party.  The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such Claim.  If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c)                If (i) notice is given to the Indemnifying Party of the commencement of any third-party legal proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such legal proceeding, or (ii) any of the conditions set forth in clauses (i) through (iii) of Section 8.7(b) become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnifying Party shall reimburse the Indemnified Party for the costs of defending against the third-party claim (including reasonable attorneys' fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party claim to the fullest extent provided in this Article VIII.  The Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

(d)        If the Indemnified Party has determined in good faith that (i) joint representation under clause (b)(iv) would be inappropriate because of a conflict of interest if the Indemnifying Party is a party to the proceeding, or (ii) that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall so notify the Indemnifying Party, and neither the Indemnifying Party nor such Indemnified Party shall be entitled to assume the defense of the other in the proceeding and each of the Indemnifying Party and the Indemnified Party shall be entitled to participate in such proceeding in its own defense at its own expense.  Nothing in this paragraph (d) shall limit the Indemnifying Party's indemnification obligations, if any, resulting from the resolution of the Claims which are the basis for such proceeding.

ARTICLE IX
MISCELLANEOUS

9.1              Notices.

(a)                Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Purchasers, to:

PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico  87158
Facsimile No.: 505-241-2368
Attn: Secretary

with a copy to:

Public Service Company of New Mexico
Energy Supply and Marketing
2401 Aztec N.E.
Albuquerque, New Mexico   87107
Facsimile No.:  505-855-6240
Attn:  Melvin J. Christopher

And

Tucson Electric Power Company
c/o UniSource Energy Corporation
One South Church Avenue, Suite 1820
Tucson, Arizona 85701
Facsimile No.:  520-884-3612
Attn:  Michael J. DeConcini

with a copy to:

Tucson Electric Power Company
c/o UniSource Energy Corporation
One South Church Avenue, Suite 1820
Tucson, Arizona 85701
Facsimile No.:  520-884-3612
Attn:  General Counsel

And

Phelps Dodge Energy Services, LLC
c/o Phelps Dodge Corporation
One North Central Avenue, 17/F
Phoenix, Arizona 85004-2306
Facsimile No.:  602-366-7315
Attn:  Choi Lee

with copy to:

Phelps Dodge Energy Services, LLC
c/o Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004-2306
Facsimile No.:  602-366-7311
Attn:  General Counsel

If to Seller, to:

Duke Energy North America, LLC
5400 Westheimer Court
Houston, Texas 77056-5310
Facsimile No.:  713-627-6544
Attn:  Stuart R. Zisman

with copy to:

Duke Energy North America, LLC
5400 Westheimer Court
Houston, Texas 77056-5310
Facsimile No.:  713-627-5585
Attn:  General Counsel

(b)               Notice given by personal delivery, mail or overnight courier pursuant to this Section 9.1 shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Section 9.1 shall be effective as of  the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or  the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

9.2              Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

9.3              Expenses.  Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

9.4              Public Announcements.  Except as may be required by Law or any applicable stock exchange rules, neither Seller nor any Purchaser will issue or make, and each will cause the Company not to issue or make, any press releases or other public disclosures concerning this Agreement or the transactions contemplated hereby without first obtaining consent from the other Party or Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5              Confidential Information.

(a)                For two years from and after the Closing Date, Seller shall cause any data or information received at any time by Seller or any Seller Related Person from any Purchaser and any data or information regarding the Company or its businesses, operations, financial conditions or prospects, to be maintained by Seller and the Seller Related Persons in confidence, not to be utilized for any purpose and not to be disclosed for any purpose.

(b)               With respect to the obligations under Section 9.5(a), in the event that any Person subject to confidentiality thereunder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, Seller shall use commercially reasonable efforts to cause such Person to notify the Parties to whom such confidential information relates promptly of such request or requirement so that such Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of counsel, is compelled to disclose any such information to any Governmental Authority, such Person may disclose such information to such Governmental Authority; provided that Seller  shall cause such disclosing Person to use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed.

(c)                Notwithstanding the foregoing, the confidentiality obligations set forth in this Section 9.5 shall not apply to any disclosure of information:

(i)                  which at the time of disclosure is already in the public domain through no fault of the applicable Persons;

(ii)                which after disclosure becomes part of the public domain through no act or fault of the applicable Persons;

(iii)               if such information subsequently becomes known to the applicable Persons through no breach of their obligations hereunder;

(iv)              which is independently developed or known by the applicable Persons through no breach of their obligations hereunder; or

(v)                required by Law or stock exchange rules; provided that the applicable Persons shall use, and shall cause their applicable Affiliates, if any, to use, commercially reasonable efforts to give the other Parties prior notice of such disclosure in sufficient time to enable such other Parties to protect any such information.

9.6              Disclosure.  Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific Section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

9.7              Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

9.8              Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

9.9              No Third Party Beneficiary.  Except for Purchaser Related Persons and Seller Related Persons constituting Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

9.10          Assignment; Binding Effect.

(a)        A Purchaser may assign its rights and obligations hereunder to an Affiliate without Seller's consent but such assignment shall not release such Purchaser from its obligations hereunder.

(b)        Except as provided in Section 9.10(a), neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so will be void, except for assignments and transfers by operation of Law.

(c)        Subject to this Section 9.10, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

9.11          Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.12          Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby,  such provision will be fully severable,  this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,  the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.13          Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

9.14          Governing Law; Venue; and Jurisdiction.

(a)                This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision other than Section 5-1401 of the New York General Obligation Law.

(b)               THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK, NEW YORK IN THE BOROUGH OF MANHATTAN FOR THE PURPOSES OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF.

(c)                EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

9.15          Attorneys' Fees.  If a Party shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and expenses incurred in such action from the unsuccessful Party or Parties, as the case may be.

[signature page follows]

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

DUKE ENERGY NORTH AMERICA, LLC

By:            /s/ Stuart R. Zisman

Name:       Stuart R. Zisman

Title:          Vice President

PHELPS DODGE ENERGY SERVICES, LLC

By:            /s/ W.S. Brack

Name:       W.S. Brack

Title:          President

PNM RESOURCES, INC.

By:            /s/ Hugh W. Smith

Name:       Hugh W. Smith

Title:          Senior Vice President

TUCSON ELECTRIC POWER COMPANY

By:            /s/ Michael J. DeConcini

Name:      Michael J. DeConcini

Title:          Senior Vice President